                                                                   EXHIBIT 10.18

                               PURCHASE AGREEMENT

                                      among

                               DOUGLAS P. WILSON,
        as Special Master under the Stipulation and Order, and as Seller,

                        BERNARDO PROPERTY ADVISORS, INC.,
                       a California corporation, as Buyer,

                               GAL-BRISBANE L.P.,
                   a California limited partnership, as Owner,

                               BRISBANE TECH LLC,
                      a Delaware limited liability company,

                                       and

                              ROGER C. STUHLMULLER,
                                  individually

                                  May 24, 2004

                     3240, 3260 and 3280 Bayshore Boulevard
                              Brisbane, California

                                Table of Contents

                                                                                             Page
                                                                                             ----
Article 1  Purchase and Sale.............................................................      8
  1.1      Purchase and Sale.............................................................      8
  1.2      Due Diligence Period..........................................................      9

Article 2  Purchase Price................................................................     11
  2.1      Amount and Payment............................................................     11
  2.2      Deposit.......................................................................     11
  2.3      Liquidated Damages............................................................     11
  2.4      Seller's Default..............................................................     12

Article 3  Completion of Sale............................................................     12
  3.1      Place and Date................................................................     12
  3.2      Extension Options.............................................................     12
  3.3      Payment of Deposit and Extension Deposits to Lender...........................     13

Article 4  Title and Condition...........................................................     13
  4.1      Title to the Property.........................................................     13
  4.2      Leases........................................................................     13
  4.3      Personal Property.............................................................     13
  4.4      Contracts.....................................................................     13
  4.5      Permits.......................................................................     13
  4.6      Owner Release.................................................................     13
  4.7      Acceptance of Title...........................................................     14
  4.8      "AS IS" Sale..................................................................     14

Article 5  Representations and Warranties................................................     16
  5.1      Owner.........................................................................     16
  5.2      Buyer.........................................................................     17

Article 6  Owner Lease and Participation Interest; Casualty and Condemnation.............     17
  6.1      Participation Interest........................................................     17
  6.2      Owner Lease...................................................................     18
  6.3      Casualty Damage...............................................................     18
  6.4      Eminent Domain................................................................     18
  6.5      Lender's Rights...............................................................     19

                                Table of Contents
                                   (continued)

                                                                                             Page
                                                                                             ----
Article 7  Conditions Precedent..........................................................     19
  7.1        Seller........................................................................   19
  7.2        Buyer.........................................................................   19
  7.3        Failure of Conditions Precedent...............................................   20
  7.4        Participation Agreement and Owner Lease.......................................   20

Article 8  Closing.......................................................................     20
  8.1      Procedure.....................................................................     20
  8.2      Possession....................................................................     21
  8.3      Closing Costs.................................................................     21
  8.4      Prorations....................................................................     21
  8.5      Owner's Security Deposit......................................................     22
  8.6      Participation Interest........................................................     22
  8.7      Delivery of Release Consideration. At the Closing, Buyer and Owner shall cause Holder, and Holder hereby agrees, to deliver the Release
             Consideration to Lender via wire-transfer of immediately available United
             States federal funds........................................................     22
  8.8      Security Deposits.............................................................     22
  8.9      Net Sale Proceeds.............................................................     22
  8.10     Letters of Credit.............................................................     23
  8.11     Post-Closing Audit by Buyer...................................................     23
  8.12     Post-Closing Accounting by Special Master.....................................     23

Article 9  General.......................................................................     23
  9.1      Notices.......................................................................     23
  9.2      Attorneys' Fees...............................................................     25
  9.3      Commissions...................................................................     26
  9.4      Governing Law.................................................................     26
  9.5      Construction..................................................................     26
  9.6      Caption.......................................................................     26
  9.7      Terms Generally...............................................................     26
  9.8      Further Assurances............................................................     26
  9.9      Partial Invalidity............................................................     27
  9.10     Waivers.......................................................................     27
  9.11     Exhibits......................................................................     27
  9.12     No Liability..................................................................     27
  9.13     No Assignment; Binding Effect.................................................     27
  9.14     Time of the Essence...........................................................     27
  9.15     Counterparts..................................................................     27
  9.16     Amendment.....................................................................     27

                                Table of Contents
                                  (continued)

                                                                                             Page
                                                                                             ----
  9.17     Third-Party Beneficiary.......................................................     27
  9.18     One Form of Action............................................................     27
  9.19     California Real Estate Brokers................................................     28
  9.20     No New Leases.................................................................     28
  9.21     Entire Agreement..............................................................     28

Exhibit A    Description of Real Property
Exhibit B    Copy of Preliminary Report
Exhibit C    Certain Permitted Exceptions
Exhibit D    Form of Release Agreement
Exhibit E    Form of Certificate of Nonforeign Status
Exhibit F    Form of Deed
Exhibit G    Form of Assignment of Leases
Exhibit H    Form of Bill of Sale
Exhibit I    Form of Assignment of Contracts
Exhibit J    Form of Assignment of Permits

                               PURCHASE AGREEMENT

      THIS PURCHASE AGREEMENT (this "Agreement"), made as of May 24, 2004 (the "Effective Date"), by and among DOUGLAS P. WILSON, as special master under the Stipulation and Order (the "Special Master" or "Seller"), BERNARDO PROPERTY ADVISORS, INC., a California corporation ("Buyer"), GAL-BRISBANE L.P., a California limited partnership ("Owner"), BRISBANE TECH LLC, Delaware a limited liability company ("Brisbane Tech"), and ROGER C. STUHLMULLER, individually ("Stuhlmuller").

                                   WITNESSETH:

      In consideration of the covenants in this Agreement, Seller, Buyer, Owner, Brisbane Tech and Stuhlmuller agree as follows:

      A.    Basic Terms of Transaction.

                (a)   Purchase Price:        Thirty Seven Million and 00/100
                                             Dollars ($37,000,000.00)

                (b)   Deposit.               Five Hundred Thousand and 00/100
                                             Dollars ($500,000), together with
                                             interest earned thereon.

                (c)   Due Diligence Period:  Begins on the Effective Date and
                                             ends at 5:00 p.m., Los Angeles,
                                             California local time, on June 16,
                                             2004

                (d)   Closing Date:          On or before Friday, July 16,
                                             2004," subject to Buyer's right to
                                             extend the Closing Date pursuant to
                                             Section 3.2 of this Agreement.

      B. Definitions. Capitalized terms used herein shall have the meanings set forth below:

      "Agreement" shall mean this Agreement of Purchase and Sale.

      "Approved Contracts" shall mean all of the Contracts: (i) which are terminable on not more than thirty (30) days notice, or (ii) copies of which shall have been provided to Buyer within five (5) Business Days after the Effective Date and not disapproved by Buyer prior to the expiration of the Due Diligence Period, or with respect to which Buyer's disapproval is waived or deemed to have been waived hereunder, in accordance with Section 1.2(f).

      "Assignment of Contracts" shall mean an assignment of contracts in the form of Exhibit I attached hereto.

      "Assignment of Leases" shall mean an assignment of leases in the form of Exhibit G attached hereto.

      "Assignment of Permits" shall mean assignment of permits in the form of Exhibit J attached hereto

      "Bill of Sale" shall mean the bill of sale in the form of Exhibit H attached hereto.

      "Brisbane Tech" shall have the meaning set forth in the Preamble.

      "Broker" shall mean BT Commercial.

      "Business Day" shall mean any day other than a Saturday, Sunday or a Holiday.

      "Buyer" shall have the meaning set forth in the Preamble, and shall include any permitted successors and assigns under this Agreement.

      "Buyer Parties" shall mean, collectively, Buyer and its members, partners, shareholders, trustees, officers, directors, employees, agents, attorneys, brokers, representatives, agents, contractors and affiliates.

      "Claims" shall mean, collectively, all claims, demands, obligations, duties, liabilities, damages, expenses, claims of offset or set-off, indebtedness, debts, breaches of contract, duty or relationship, acts, omissions, misfeasance, malfeasance, causes of action, sums of money, accounts, compensation, contracts, controversies, promises, costs, losses and remedies therefor, choses in action, rights of indemnity or liability of any type, kind, nature, description or character whatsoever, whether known or unknown, suspected or unsuspected, whether now existing or hereafter arising, which could, might or may be claimed to exist, whether liquidated or unliquidated, each as though fully set forth herein at length.

      "Closing" shall mean the closing of the transfer of the Property contemplated by this Agreement, which shall be deemed to have occurred upon recordation of the Deed in the Official Records.

      "Closing Date" shall have the meaning set forth in Paragraph A of this Agreement, or such other date to which the Closing shall be deferred pursuant to this Agreement.

      "Contracts" shall mean, collectively, all contracts, agreements, warranties and guaranties entered into solely for the benefit of the Real Property, to the extent transferable without expense to Seller.

      "Court Approval" shall, with respect to the matter for which such approval is sought, mean the entry of an order approving such matter that is issued by the Superior Court in the action entitled Credit Suisse First Boston Mortgage Capital v. Gal-Brisbane, L.P., et al., Case No. 437956.

      "Deed" shall mean a grant deed in the form of Exhibit F attached hereto.

      "Deed of Trust" shall mean that certain Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of December 28, 2000, executed by Owner, as trustor, for the benefit of Lender, as beneficiary, and recorded on December 28, 2000, as Instrument No. 2000-164894, in the Official Records, which was modified by a Deed of Trust Modification Agreement dated as of August 22, 2002, and recorded on August 22, 2002, as Instrument No. 2002-165758, in the Official Records.

      "Deposit" shall have the meaning set forth in Paragraph A of this Agreement.

      "Diligence Materials" shall mean all of the following items pertaining to the Property to the extent in the respective possession or control of the Seller or Owner (excluding, however, internal memoranda, appraisals and documents and other information covered by the attorney-client privilege):

        (a)   Leases, Contracts, and Permits,

        (b) As-built plans and specifications, building permits and certificates of occupancy, title policies, zoning letters, studies, subdivision plats, right of way agreements,restrictions, utility agreements, insurance polices, appraisals, surveys, rent roll, maintenance and service contracts entered into solely for the benefit of the Property,

        (c)   Recent proposals for Leases and/or Contracts,

        (d) All third party environmental reports, engineering reports, building studies and mechanical and physical condition reports,

        (e) Tenant billing letters, schedule of actual recoveries for year to date 2004, operating statements for the Property for the last three (3) years,

        (f)   All loan documents affecting the Property,

        (g) All documents and materials pertaining to the organization and operations of Owner, including but not limited to, tax returns, income and expense statements, balance sheets, operating agreements, limited partnership formation documents, and minute books, and

        (h) Such other documents and materials concerning the Property as may be reasonably requested by Buyer.

      "Due Diligence Period" shall have the meaning set forth in Paragraph A of this Agreement.

      "Effective Date" shall have the meaning set forth in the Preamble.

      "Environmental Law" shall mean any international, federal, state, local or foreign statute, law, ordinance, regulation, rule, code, order, consent decree or judgment, in each case in existence as of the Closing Date, relating to or regulating human health or safety, or industrial hygiene or environmental conditions or protection of the environment, or pollution or contamination of the air, soil, surface water or groundwater, and includes the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Safe Drinking Water Act, the Hazardous Materials Transportation Act, the Oil Pollution Act of 1990 and any state laws implementing the foregoing federal laws.

      "FIRPTA Certificate" shall mean a Certificate of Non-Foreign Status in accordance with Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder, in the form of Exhibit Q attached hereto.

      "First Extension Deposit" shall mean an amount equal to $250,000 in immediately available United Stated federal funds.

      "Hazardous Materials" shall mean any substance or material that is described as a toxic or hazardous substance, waste or material or a pollutant or contaminant, or words of similar import, in any of the Environmental Laws, and includes asbestos, petroleum (including crude oil or any fraction thereof, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas usable for fuel, or any mixture thereof), petroleum products, polychlorinated biphenyls, urea formaldehyde, radon gas, radioactive matter, medical waste, and chemicals which may cause cancer or reproductive toxicity.

      "Holiday" shall mean each holiday observed by the United States Postal Service.

      "Holder" shall mean the Title Company in its capacity as escrow holder of the transactions contemplated by this Agreement, located at Chicago Title Company, 925 B Street, San Diego, California 92101, Attention: Renee Marshall, Escrow Officer (Telephone : (619) 544 6256; Fax: (619) 544-6229).

      "Leases" shall mean, collectively, the leases, lease amendments, lease guaranties, work letter agreements, improvement agreements, subleases, assignments, licenses, concessions and other similar agreements with respect to the occupancy of the Property.

      "Lender" shall mean Credit Suisse First Boston Mortgage Capital LLC, a Delaware limited liability company.

      "Loan" shall mean that certain loan made by Lender to Owner in the original principal amount of $37,000,000, as evidenced by the Note and secured by, among other things the Deed of Trust.

      "Note" shall mean that certain Deed of Trust Note made by Owner in favor of Lender, dated as of December 28, 2000, in the original principal amount of $37,000,000, as amended by a: (i) First Amendment to Deed of Trust Note, dated as of August 22, 2002, (ii) Second Amendment to Deed of Trust Note, dated as of January 9, 2004, and (iii) Third Amendment to Deed of Trust Note, dated as of February 9, 2004.

      "Official Records" shall mean the Official Records of the County of San Mateo, State of California.

      "Other Appellant Parties" shall mean, other than Seller, Lender, Owner and Stuhlmuller, each person or entity that satisfies both of the following criteria: (i) each such person or entity shall have been, prior to the end of the Due Diligence Period, reasonably identified by Buyer to have standing to appeal the order entered in connection with the Special Master's motion to seek Court Approval of this Agreement, and (ii) each such person or entity shall be reasonably acceptable to Seller and Lender (it being agreed that in the event Buyer and Seller shall fail, for any reason, to reach agreement on the definitive list of Other Appellant Parties prior to the end of the Due Diligence Period, then this Agreement shall terminate as of the end of the Due Diligence

Period (in which event, the Deposit shall be returned to Buyer). Failure by Buyer to propose a list of Other Appellant Parties prior to the end of the Due Diligence Period shall be deemed an agreement by Buyer and Seller that there are no Other Appellant Parties.

      "Owner Lease" shall mean a lease agreement in form and substance reasonably acceptable to Buyer and Owner, which shall only be effective upon the Closing and containing the following terms:

            (i) The tenant shall be either the Owner or Stuhlmuller Property Company;

            (ii) The size of the premises shall be equal to 61,444 rentable square feet;

            (iii) The term shall commence upon the Closing;

            (iv) The term shall expire on the date which is 18 months after the Closing;

            (v)   The initial rent shall be equal to $43,000 per month;

            (vi)  The lease shall be a "Full Service Gross" lease;

            (vii) The tenant shall accept the premises in their existing "as-is" condition with all faults;

            (viii) As the tenant's security deposit, $774,000 shall be placed in an interest bearing escrow account with $43,000 released monthly to Buyer as tenant's payment of the monthly rent;

            (ix) Representations from the tenant to the effect that (a) the tenant is duly formed, validly existing and in good standing under the laws of the State of its formation; (b) the tenant is duly qualified to do business and is in good standing in the State of California; (c) the tenant has full power and authority to enter into the Owner Lease and to perform under the Owner Lease; (d) The execution, delivery and performance of the Owner Lease by the tenant has been duly and validly authorized by all necessary action on the part of the tenant, and all required consents or approvals have been duly obtained; and (e) the Owner Lease is a legal, valid and binding obligation of the tenant, enforceable against the tenant in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally; and

            (x)   such other terms as may be negotiated between Owner and Buyer.

      "Participation Letter of Credit" shall mean a letter of credit in an amount equal to four million four hundred thousand dollars ($4,400,000) issued by a financial institution and otherwise in form and content reasonably acceptable to Owner (or another escrow arrangement satisfactory to Owner and Buyer).

      "Participation Agreement" shall mean an agreement in form and substance reasonably acceptable to Buyer and Owner, which shall only be effective upon the Closing, provides for certain representations by Owner as set forth on the attached page 5(a), and, among other things:

            (i)   the Participation Interest in favor of Owner;

      OWNER REPRESENTATIONS TO BE SET FORTH ONLY IN PARTICIPATION AGREEMENT

      (a) To the best of Owner's knowledge, no continuing, pending, or threatened public improvements exist that would result in a tax assessment or other charge being levied or assessed against the Property;

      (b) To the best of Owner's knowledge, all mechanical, electrical, structural, plumbing and other systems on the Property are in good operating condition;

      (c) Except as disclosed to Buyer, there are no agreements or arrangements pursuant to which goods, services, water, equipment, labor, supplies, or any other items are being or will be furnished to the Property, including without limitation, equipment leases, maintenance agreements, service contracts, warranties, and management contracts, except for utilities arrangements, and with respect to each such agreement or arrangement there are no defaults by Owner, and there are no amounts past due and owing;

      (d)   To Owner's actual knowledge,

            (1) The Property is free and has always been free from Hazardous Materials and is not and has never been in violation of any Environmental Laws;

            (2) There are no buried or partially buried storage tanks located on the Property;

            (3) Owner has received no notice, warning, notice of violation, administrative complaint, judicial complaint, or other formal or informal notice alleging that conditions on the Property are or have been in violation of any Environmental Law, or informing Owner that the Property is subject to investigation or inquiry regarding Hazardous Materials on the Property or the potential violation of any Environmental Law;

            (4) There is no monitoring program required by the Environmental Protection Agency ("EPA") or any similar state agency concerning the Property;

            (5) No toxic or hazardous chemicals, waste, or substances of any kind have ever been spilled, disposed of, or stored on, under or at the Property, whether by accident, burying, drainage, or storage in containers, tanks of holding areas, or by any other means;

            (6)   The Property has never been used as a dump or landfill; and

            (7) Owner has disclosed to Buyer all information, records, and studies maintained by Owner in connection with the Property concerning Hazardous Materials;

      (e) Owner has received no notice of any, and to Owner's knowledge there is no, condition on the Property that violates any health, safety, fire, environmental, sewage, building or other federal, state or local law, code, ordinance or regulation;

      (f) Except for the Leases with the Tenants, there are no Leases with respect to the Property. Each of the Leases is in full force and effect, and neither the landlord nor the tenant under any of the Leases is in default thereunder;

      (g) There are no commissions owing to brokers in connection with the Leases other than commissions with respect to extension or expansion options exercised after the Closing;

      (h) There are no amounts past due and owing by Owner under any reciprocal easement agreement, CC&Rs or similar agreement with respect to the Property;

      (i) There is no pending or threatened litigation, administrative proceeding, or other legal or governmental action with respect to the Property;

      (j) There are no natural or artificial conditions upon the Property or any part of the Property that could result in a material and adverse change in the condition of the Property; and

      (k) Any information that Owner has delivered to Buyer, either directly or through Owner's agents, is accurate and Owner has disclosed all material facts with respect to the Property.

                                      5(a)

            (ii) that the Participation Interest shall be subject to liquidation at any time at the election of Buyer and in any event on or before the earlier to occur of (A) the sale of the Property by Buyer to an unaffiliated third party, or (B) eighteen (18) months after the Closing;

            (iii) that no amount shall be payable with respect to the Participation Interest until the Participation Interest is liquidated;

            (iv) that the amount, if any, due on account of the Participation Interest may be liquidated by transfer of such number of REIT Stock which Owner can without restriction sell for the full amount due on the participation interest or hold as an investment (it being understood that Owner further shall agree to cooperate with Buyer, to the extent reasonably requested, in order to facilitate the filing and bringing effective of a shelf registration statement that would cover, among other securities, the REIT Stock deliverable in satisfaction of the Participation Interest);

            (v) that in the event that Buyer is unwilling or unable to issue REIT Stock to Owner in the full amount of the Participation Interest, then Owner may in its sole discretion liquidate the Participation Letter of Credit to the extent of the Participation Interest;

            (vi) upon liquidation of the Participation Interest, the Participation Letter of Credit shall be released;

            (vii) in the event that Buyer is unable or unwilling to issue the REIT Stock, Buyer may liquidate such amount in cash; and

            (viii) neither Lender nor Seller shall be responsible or liable for any amounts payable in respect of or otherwise relating to the Participation Interest.

      "Participation Interest" shall mean a carried participation interest in favor of Owner with respect to the Property, which participation interest shall be subject to liquidation for an amount equal to the difference of $4,400,000 less the following amounts calculated as of the liquidation of the Participation
Interest: (A) the amounts of any overdue and unpaid rent under the Owner Lease, plus interest thereon in accordance with the Owner Lease, plus the amount of any other loss or damages suffered by the landlord under the Owner Lease as a result of defaults then outstanding under the Owner Lease, (B) the amount, if any, by which Tenant improvements and broker commissions incurred or projected for the currently unoccupied building on the Property (commonly known as "Building B") then exceed the reasonably estimated market costs for such expenses as certified by Broker to Buyer and Owner before the end of the Diligence Period, and (C) the amount, if any, by which the value of the Property is less than the Purchase Price, which value of the Property shall be determined by applying a capitalization rate of eight and five tenths percent (8.50%) to the amount which equals twelve (12) times the regularly scheduled rent due in the month preceding the date in which Owner becomes entitled to the Participation Interest; provided however, that in no event shall the participation interest be less than zero. Owner acknowledges and agrees that the Participation Interest shall be non-transferable and shall not constitute an ownership interest in the Property or in Buyer, and in particular that the Participation Interest shall not give rise to (i) any obligation on the part of Buyer (or any management of Buyer or any holder of any ownership interest within Buyer) to obtain the approval or consent of the holder of the Participation Interest before taking any actions with respect to the ownership or operation of the Property or Buyer, or (ii) any fiduciary or other duties of any nature whatsoever on the part of Buyer (or any management of Buyer or any holder of any ownership interest within Buyer) in favor of the holder of the Participation Interest (other than an obligation to liquidate the Participation Interest in accordance with, and subject to, the terms of the Participation Agreement).

      "Permits" shall mean, collectively, all building permits, certificates of occupancy, and other certificates, permits, licenses and approvals pertaining solely to the Property, to the extent transferable without expense to Seller.

      "Permitted Exceptions" shall mean, collectively, (a) the matters shown as exceptions in the Preliminary Report and approved (or deemed to be approved) by Buyer pursuant to Section 1.2 hereof, (b) the Leases in effect as of the Closing Date, (c) matters shown by the Survey Plan and approved (or deemed to be approved) by Buyer pursuant to Section 1.2 hereof, (d) any matters created, permitted or approved by Buyer, and (e) the additional matters affecting the Property as set forth on Exhibit S attached hereto. Under no circumstances shall the Deed of Trust or any document evidencing or securing the Loan constitute a Permitted Exception except if the Release Consideration is not paid to Lender upon Closing.

      "Personal Property" shall mean, collectively, all tangible and intangible personal property located on, and used exclusively in connection with, the Real Property, to the extent transferable without expense to Seller.

      "Preliminary Report" shall mean that certain preliminary title report dated as of April 19, 2004, and issued by the Title Company with respect to the Property under title order number 238822-BJS, a copy of which is attached hereto as Exhibit B.

      "Property" shall mean all of Seller's right, title and interest in and to all of the Real Property, the Leases, the Personal Property, Contracts and Permits.

      "Purchase Price" shall have the meaning set forth in Paragraph A of this Agreement.

      "Real Property" shall mean, collectively, those certain lots or parcels of real property located at 3240, 3260 and 3280 Bayshore Boulevard, Brisbane, California, containing approximately 183,344 square feet, as more particularly described in Exhibit A attached hereto, together with all buildings, structures, improvements, machinery, fixtures and equipment affixed or attached to such real property and all easements and rights appurtenant to such real property.

      "REIT Stock" shall mean shares of stock in the real estate investment trust formed by Buyer or its successor in interest, which is traded on a nationally recognized securities market, and which Owner may sell without restriction for the full amount of the Participation Interest.

      "Release Agreement" shall mean a release agreement in the form of Exhibit T attached hereto.

      "Release Consideration" shall mean an amount equal to thirty-one million three hundred thousand dollars ($31,300,000), less the amount of the Deposit, First Extension Fee and Second Extension Fee received by Lender, if any, and applied to the outstanding balance under the Loan. The Release Consideration shall not be subject to adjustment or offset for net revenue, if any, received by or for the benefit of Lender from rents at the Property for any period prior to the Closing.

      "Second Extension Deposit" shall mean an amount equal to $500,000 in immediately available United Stated federal funds.

      "Seller" shall have meaning set forth in the Preamble.

      "Seller Parties" shall mean, collectively, Seller and its members, partners, shareholders, trustees, officers, directors, employees, agents, attorneys brokers, representatives agents contractors and affiliates.

      "Special Master" shall have the meaning set forth in the Preamble.

      "Stipulation and Order" shall mean that certain Joint Stipulation Re:
Appointment of Special Master; Order Thereon, entered in the action entitled Credit Suisse First Boston Mortgage Capital v. Gal-Brisbane, L.P., et al., under Case No. 437956 in the Superior Court.

      "Stuhlmuller" shall have the meaning set forth in the Preamble.

      "Stuhlmuller Group" shall mean, collectively, Owner, Brisbane Tech, Stuhlmuller, and Frank L. Henry, individually.

      "Superior Court" shall mean the Superior Court for the State of California, County of San Mateo.

      "Survey Plan" shall mean a physical survey (or an update of an existing survey, if any) of the Real Property, conducted and issued by a surveyor duly-licensed in the State of California, and which shall be certified to the Seller and Owner, Buyer and the Title Company as being in accordance with current ALTA/ACSM "minimum detail" standards.

      "Survival Period" shall mean the period that begins upon Closing and ends on the date which is one hundred eighty (180) days after the Closing.

      "Tenants" shall mean the following: Cutera, Inc., and Intermune, Inc.

      "Title Company" shall mean Chicago Title Company, located at 2150 John Glenn, Suite 300, Concord, California 94520, Attention: Brad J. Schabert, Title Officer (Telephone: (925) 288-8000; Fax: (925) 521-9562).

      "Title Commitment" shall mean that certain title commitment that Buyer shall obtain from the Title Company prior to the expiration of the Due Diligence Period, the terms of which may only be modified by Buyer in connection with Buyer's right to object to new title matters as provided in Section 1.2(d)(2).

      "Title Policy" shall mean title insurance pursuant to the standard stipulations and conditions of the most current standard coverage ALTA form of Owner's Title Insurance Policy in use in the state of California, with a liability limit equal to the Purchase Price, with endorsements and deletions reasonably requested by Buyer, and which insures that, as of the Closing Date, fee title to the Property is vested in Buyer subject only to the Permitted Exceptions, in each case as provided for and subject to the terms and conditions of the Title Commitment.

      C.    Special Master.

            (i) Special Master; Stipulation and Order. The parties acknowledge that the Property is now under the control of Special Master pursuant to the Stipulation and Order. Accordingly, this Agreement and the transactions contemplated hereby are subject to all of the terms and conditions of the Stipulation and Order, including without limitation, those provisions of the Stipulation and Order that confer on Special Master the exclusive right to manage and operate the Property, subject to court supervision in certain instances and to other conditions as set forth in the Stipulation and Order.

            (ii) Court Approval of Purchase Agreement. Seller's receipt of Court Approval with respect to this Agreement and the transactions contemplated hereby is a condition precedent to Seller's obligations hereunder. Seller shall, with the full cooperation of the parties hereto, promptly petition the Superior Court, on a stipulated and accelerated basis, for consent to and approval of this Agreement and the transactions contemplated hereby.

            (iii) No Tolling of Due Diligence Period. In no event shall the Due Diligence Period be tolled or affected by the requirement hereunder that Seller obtain Court Approval with respect to this Agreement and the transactions contemplated hereby.

            (iv) Superceding. In the event of any conflict between the provisions of this Paragraph C and the other terms of this Agreement, this Paragraph C shall govern and control.

                                    Article 1

                                Purchase and Sale

      1.1 Purchase and Sale. Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, the Property upon the terms and conditions of this Agreement.

      1.2   Due Diligence Period

      (a) During the Due Diligence Period, Buyer shall, in good faith and with diligence, review and investigate the economic, physical and environmental condition of the Property, the character, quality and general utility of the Property, environmental and building requirements and restrictions applicable to the Property, the state of title to the Property, the Survey Plan, and the Leases, Contracts and Permits, all at Buyer's sole cost and expense. Buyer shall determine whether or not the Property is acceptable to Buyer within the Due Diligence Period. If, during the Due Diligence Period, Buyer determines that the Property is not acceptable, Buyer shall have the right to terminate this Agreement by giving written notice to the Seller and Owner on or before the expiration of the Due Diligence Period. If Buyer exercises the right to terminate this Agreement in accordance with this Section 1.2, this Agreement shall terminate as of the date such termination notice is given by Buyer, in which event the Deposit shall be returned to Buyer. If Buyer does not exercise the right to terminate this Agreement in accordance with this Section 1.2, this Agreement shall continue in full force and effect, and Buyer shall have no further right to terminate this Agreement pursuant to this Section 1.2.

      (b) Within five (5) days after the Effective Date, the Owner, with the cooperation of the Seller, shall deliver to Buyer copies of all of the Diligence Materials. No representation or warranty in respect of any Diligence Materials are or shall be deemed to be made or provided by either Seller or Owner. From the date of this Agreement to the Closing Date, Seller shall provide Buyer and Buyer's representatives with access to the Property at agreed-upon times during normal business hours on Business Days on not less than two (2) Business Days' prior notice to the Seller and Owner, for purposes consistent with Buyer's obligation to diligently conduct its due diligence investigation with respect to the Property. Buyer's written notice shall identify Buyer and/or Buyer's representatives entering the Property, as applicable, and shall detail the scope of the due diligence such party intends to conduct during its access to the Property. Seller shall have the right to have a representative present during any due diligence investigations conducted by Buyer at the Property. In no event shall Buyer conduct any invasive or destructive investigations or testing (including, without limitation, any "Phase II" environmental assessment). If Buyer exercises the right to terminate this Agreement in accordance with subparagraph (a) of this Section 1.2, Buyer shall, within five (5) days after the termination date, deliver to the Seller all copies of all Diligence Materials theretofore furnished by the Owner and/or Seller.

      (c) Buyer acknowledges and agrees that any and all inspections of the Property shall be conducted in a manner not unreasonably disruptive to Tenants or to the operation of the Property. With respect to meetings with Tenants and subtenants, Seller agrees to permit Buyer to meet with Tenants and subtenants of the Property; provided, however, that Buyer must provide the Seller and Owner with written notice of such said proposed meeting (which shall be arranged by Seller) at least two (2) Business Days prior thereto, and also provided that a representative of Seller, at Seller's election, is available for and is present at such meeting.

      (d) If required by the Title Company, or if Buyer so elects, within three (3) Business Days after the Effective Date, Buyer shall order a Survey Plan. Buyer acknowledges that it has received the Preliminary Report.

            (1) Buyer may, in accordance with the provisions in this Section 1.2(d), object to any title exception in the Preliminary Report. Buyer shall be deemed to have waived its right to object to any encumbrance or title exception or matter reflected on the Preliminary Report unless Buyer shall have given written notice to the Seller and Owner prior to the expiration of seven (7) Business Days after the Effective Date. If Buyer makes any such objection, Seller may, by giving written notice to Buyer within five (5) Business Days after the Seller and Owner's receipt of Buyer's objection, elect (A) to delay the Closing Date for not more than fifteen (15) days to give Seller an opportunity, at Seller's sole option, of either (i) attempting to remove any encumbrance or other title exception or matter which is not a Permitted Exception or (ii) providing the Title Company such assurances as the Title Company requires to insure Buyer against any loss arising from such encumbrance or other title exception or matter, or (B) elect to do neither (i) nor (ii). Seller shall be deemed to have elected not to attempt to remove any such objection unless Seller elects to remove any such objection by written notice timely delivered to Buyer in accordance with this Section 1.2(d)(1). Failure by Seller to give any such notice shall be deemed Seller's election to do neither
(i) nor (ii).

            (2) Buyer shall be deemed to have waived its right to object to any new encumbrance or new title exception reflected on any update of the Preliminary Report unless Buyer shall have given written notice to the Seller and Owner prior to the expiration of three (3) Business Days after the receipt by Buyer of such update to the Preliminary Report. If Buyer makes any such objection, Seller may, by giving written notice to Buyer within three (3) Business Days after the Seller and Owner's receipt of Buyer's objection, elect
(A) to delay the

Closing Date for not more than fifteen (15) days to give Seller an opportunity, at Seller's sole option, of either (i) attempting to remove any such encumbrance, title exception or matter, or (ii) providing the Title Company such assurances as the Title Company requires to insure Buyer against any loss arising from such encumbrance, title exception or matter, or (B) elect to do neither (i) nor (ii). Seller shall be deemed to have elected not to attempt to remove any such objection unless Seller elects to remove any such objection by written notice timely delivered to Buyer in accordance with this Section 1.2(d)(2). Failure by Seller to give any such notice shall be deemed Seller's election to do neither (i) nor (ii).

            (3) If Seller elects (or is deemed to have elected) not to remove any of the objections raised by Buyer in accordance with subparagraphs (1) or
(2) of this Section 1.2(d), Buyer shall have the right, by giving notice to the Seller and Owner within two (2) Business Days after the date Buyer receives notice of Seller's election not to remove, or the date Seller is deemed to have elected not to remove, the objection, either to terminate this Agreement (in which case the Deposit shall be returned to Buyer) or to withdraw such objection, in writing, and accept title to the Property subject to the title exception in question. If Buyer does not send written notice that it withdraws such objection in accordance with this Section 1.2(d)(3), Buyer shall be deemed to have waived such objection.

            (4) In no event shall Buyer have any right to object to matters disclosed by the Survey Plan after the expiration of the Due Diligence Period.

            (5) Prior to the expiration of the Due Diligence Period, Buyer shall obtain a title commitment from the Title Company setting forth the state of title and other terms and conditions upon which the Title Company is committed to issue the Title Policy effective upon the Closing. Buyer shall deliver a copy of such title commitment to Seller no later than two (2) business days after Buyer's receipt of such title commitment from the Title Company.

      (e) Buyer shall indemnify, defend and hold harmless the Seller Parties and Lender from and against all claims, demands, liabilities, losses, damages, costs and expenses, including reasonable attorneys' fees and disbursements, incurred, suffered or brought against any of such parties to the extent caused by or arising as a result of any acts or omissions of Buyer or any of the Buyer Parties relating to its investigations of the Property or any entry to the Property by any of the Buyer Parties. Buyer shall have no liability under this
Article 1 for any diminishment in the value of the Property, or other losses, to the extent resulting solely from Buyer's mere discovery of any condition or circumstance with respect to the Property. The provisions of this Section 1.2(e) shall survive any termination of the Agreement and the Closing and delivery of the Deed.

      (f) On or before the expiration of the Due Diligence Period, Buyer shall notify Seller and Owner which, if any, of the Contracts that are terminable on not more than thirty (30) days notice Buyer elects to have terminated by the Closing Date. Buyer's failure to so notify Seller and Owner shall be deemed Buyer's election to assume such Contracts at Closing.

      (g) Buyer shall be deemed to have approved title to the Property as shown in the Preliminary Report (including any updates thereto) and the Survey Plan, unless Buyer objects to any title exception or any matter reflected thereon in accordance with the foregoing provisions of this Section 1.2(d). Notwithstanding the foregoing provisions of this Section 1.2 to the contrary,

Buyer shall not be permitted to object to any Permitted Exceptions after the expiration of the Due Diligence Period.

                                    Article 2

                                 Purchase Price

      2.1 Amount and Payment. At least one (1 ) Business Day prior to the Closing Date, Buyer shall deposit the Purchase Price (subject to adjustments as provided elsewhere in this Agreement) with Holder by wire-transfer of immediately available United States federal funds.

      2.2 Deposit. Within one (1) Business Day fallowing the execution of this Agreement by the parties hereto, the parties shall cause a fully-signed copy of this Agreement to be delivered to Holder. Upon Holder's receipt of a fully-executed copy of this Agreement, Holder shall open an escrow account for the transaction contemplated hereby and promptly notify Buyer and the Seller and Owner of the date of the opening of escrow, the escrow account number and escrow account wiring instructions. Within one (1) Business day after the execution of this Agreement by the parties hereto, Buyer shall deliver the Deposit to Holder in immediately available United States federal funds. The Deposit shall be held by the Holder in an interest-bearing account designated by Buyer. If the Closing occurs, the Deposit shall be applied towards payment of the Purchase Price.

      2.3 Liquidated Damages. SELLER AND BUYER AGREE THAT, IF THE CLOSING FAILS TO OCCUR IN ACCORDANCE WITH THIS AGREEMENT BECAUSE BUYER MATERIALLY DEFAULTS UNDER OR MATERIALLY BREACHES THIS AGREEMENT, THE DEPOSIT, FIRST EXTENSION DEPOSIT (IF ANY) AND SECOND EXTENSION DEPOSIT (IF ANY) SHALL BE IMMEDIATELY PAID TO SELLER, AND THE DEPOSIT, FIRST EXTENSION DEPOSIT AND SECOND EXTENSION DEPOSIT SHALL BE RETAINED BY SELLER AS LIQUIDATED DAMAGES AND NOT A PENALTY AND AS SELLER'S SOLE REMEDY AT LAW OR IN EQUITY; PROVIDED, HOWEVER, THAT THIS LIMITATION ON DAMAGES SHALL NOT BE APPLICABLE TO ANY OTHER BREACH OF THIS AGREEMENT BY BUYER OTHER THAN THE OBLIGATION TO PURCHASE THE PROPERTY, NOR LIMIT BUYER'S INDEMNITY OBLIGATIONS OR BUYER'S OBLIGATION TO PAY ATTORNEY'S FEES AS SET FORTH ELSEWHERE IN THIS AGREEMENT. SELLER AND BUYER AGREE THAT, UNDER THE CIRCUMSTANCES EXISTING AS OF THE DATE OF THIS AGREEMENT, ACTUAL DAMAGES MAY BE DIFFICULT TO ASCERTAIN AND THE DEPOSIT, FIRST EXTENSION DEPOSIT AND SECOND EXTENSION DEPOSIT ARE A REASONABLE ESTIMATE OF THE DAMAGES THAT WILL BE INCURRED BY SELLER IF BUYER MATERIALLY DEFAULTS UNDER OR MATERIALLY BREACHES THIS AGREEMENT AND, AS A RESULT THEREOF, THE CLOSING FAILS TO OCCUR IN ACCORDANCE WITH THIS AGREEMENT.

SELLER'S INITIALS:_________________  BUYER'S INITIALS:/s/ G
                                     OWNER'S INITIALS: /s/[ILLEGIBLE] for RCS

      2.4 Seller's Default. If Seller defaults under this Agreement at or prior to the Closing Date by failing to complete closing in accordance with the terms of this Agreement, Buyer, as its sole and exclusive remedy, may elect only one of the following alternatives: (i) to receive the return of the Deposit, and if delivered to Holder, the First Extension Deposit and Second

Extension Deposit, which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder, OR (ii) to enforce specific performance of Seller's obligation to proceed with the Closing under this Agreement provided that Buyer is then ready, willing and able to complete the Closing in accordance with this Agreement, and Buyer shall have tendered the Purchase Price to Holder. Buyer shall be deemed to have elected to terminate this Agreement and to receive back the Deposit, and if delivered to Holder, the First Extension Deposit and Second Extension Deposit, if Buyer fails to: (i) notify Seller that Buyer has elected to file suit for specific performance on or before ten (10) days following the date upon which Closing was to have occurred, and (ii) file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located on or before thirty (30) days following the date upon which Closing was to have occurred. In no event shall Seller be subject to a suit, and Buyer, Owner, Brisbane Tech and Stuhlmuller each hereby waives any right to file any such suit against Seller or otherwise recover from Seller, for any form of monetary damages, including, without limitation, actual, consequential or punitive damages.

                                    Article 3

                               Completion of Sale

      3.1 Place and Date. The Closing shall occur through Holder no later than the Closing Date.

      3.2 Extension Options. Buyer shall have the right to: (a) extend the Closing Date by a period of not more than thirty (30) days upon delivery to Holder of the First Extension Deposit on or prior to the Closing Date; and (b) if the Closing Date has been extended pursuant to subclause (a) of this Section 3.2, then Buyer shall have the right to further extend the Closing Date for an additional thirty (30) days upon delivery to Holder of the Second Extension Deposit. The parties agree that, notwithstanding anything in this Agreement that may be construed to the contrary, each of the First Extension Deposit and Second Extension Deposit shall, upon delivery to Holder, be deemed non-refundable to Buyer except as provided under Sections 2.4, 6.3 and 6.4 of this Agreement. Except for the conditions set forth in Sections 7.2(a) and 7.2(f), the non-satisfaction of any of the conditions to Closing set forth in Article 7 of this Agreement shall not entitle Buyer to a refund of all or any portion of the First Extension Deposit and Second Extension Deposit. Upon the Closing, the First Extension Deposit and Second Extension Deposit shall be credited against the Purchase Price.

      3.3 Payment of Deposit and Extension Deposits to Lender. Upon written notice to Holder and the Seller and Owner after the expiration of the Due Diligence Period, the Lender may elect to either (i) receive the Deposit, and upon receipt thereof shall apply the same to the outstanding principal amount due under the Loan, or (ii) deposit such sum with Special Master as additional collateral for the Loan. Upon written notice to Holder and the Seller and Owner at any time after the First Extension Deposit or Second Extension Deposit has been delivered to Holder, the Lender may elect to either (a) receive First Extension Deposit and/or the Second Extension Deposit, as the case may be, and upon receipt thereof shall apply the same to the outstanding principal amount due under the Loan, or (b) deposit any or all such sums with Special Master as additional collateral for the Loan. Holder and the parties agree that in the event Lender elects to exercise its rights under this Section 3.3, Holder shall only observe Lender's instructions regarding the disposition of the Deposit, First Extension Deposit and/or Second Extension Deposit, and Holder shall not observe or comply with any instructions, nor require any authorizations or consents, from any other party. If Buyer is entitled, under the terms of this Agreement, to a refund of the Deposit, the First Extension Deposit or the Second Extension Deposit, and such amounts have been paid to Lender, then Lender shall return such funds to Buyer

                                    Article 4

                               Title and Condition

      4.1 Title to the Property. Concurrently with Closing, Seller shall convey to Buyer fee simple title to the Real Property, by a duly executed and acknowledged Deed, subject only to the Permitted Exceptions.

      4.2 Leases. Concurrently with Closing, Seller shall assign Seller's interest in the Leases to Buyer, by a duly executed Assignment of Leases.

      4.3 Personal Property. Concurrently with Closing, Seller shall transfer Seller's interest in the Personal Property to Buyer, by a duly executed Bill of Sale.

      4.4 Contracts. Concurrently with Closing, Seller shall assign to Buyer, to the extent assignable, Seller's interest in the Approved Contracts, by a duly executed Assignment of Contracts.

      4.5 Permits. Concurrently with Closing, Seller shall assign to Buyer, to the extent assignable, Seller's interest in the Permits, by a duly executed Assignment of Permits.

      4.6 Owner Release. Concurrently with Closing, Owner shall sign and deliver to Seller the Release Agreement.

      4.7 Acceptance of Title. Buyer's acceptance of the Deed from Seller for the Real Property at the Closing on the Closing Date and the issuance of the Title Policy to Buyer by the Title Company on the Closing Date shall conclusively establish that Seller conveyed the Property to Buyer as required by this Agreement and shall discharge in full Seller's obligations under Section
4.1 hereof with respect to title to the Real Property.

      4.8   "AS IS" Sale

      (a)   Buyer acknowledges that prior to the Closing:

            (i) Buyer shall have conducted all such inspections, investigations, tests, analyses, and evaluations of the Property (including for Hazardous Materials) as Buyer considers necessary or appropriate; and

            (ii) The Owner, with cooperation from the Special Master, has made available to Buyer, and otherwise allowed Buyer access to, copies of certain documents in the Owner's possession relating to the Property, including, but not limited to, the Diligence Materials and such other nonproprietary, non-privileged reports, documents, books and records that pertain to the Property as Buyer has reasonably requested and deemed necessary or appropriate.

      (b) Buyer shall have, or will have had sufficient opportunity to have, reviewed, examined, evaluated and verified all Diligence Documents and the results of its due diligence investigations to the extent it deems necessary or appropriate with the assistance of such experts as Buyer shall have deemed appropriate and:

            (i) is or, prior to Closing, will become familiar with the financial and physical condition of the Property (including any equipment and machinery at the Property);

            (ii) is or, prior to Closing, will become familiar with any and all laws, regulations or ordinances (including, but not limited to, zoning, building and environmental matters) as to the use, occupancy, subdivision or improvement of the Property adopted or imposed by any governmental agency;

            (iii) prior to Closing, shall have completed its due diligence with respect to the Property and the Diligence Documents to its satisfaction;

            (iv) is acquiring the Property based exclusively upon its own investigations and inspections of the Property and the Diligence Documents;

            (v) is experienced in the acquisition of real property similar to the Real Property;

            (vi) has been represented by counsel of its choice in the transaction contemplated by this Agreement; and

            (vii) recognizes the risks of acquiring and owning the Property and the allocation of risk provided for in this Agreement.

      (c) THE PROPERTY IS BEING SOLD, AND BUYER IS ACCEPTING POSSESSION OF THE PROPERTY ON THE CLOSING DATE, "AS IS, WHERE IS, WITH ALL FAULTS," (WITH ALL EXISTING DEFECTS, PATENT AND LATENT) EXCEPT FOR THE OWNER'S REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT, AND WITH NO RIGHT OF SETOFF OR REDUCTION IN THE PURCHASE PRICE. NEITHER OWNER NOR SELLER, NOR ANY OTHER PARTY RELATED IN ANY WAY TO ANY OF THE FOREGOING, HAVE OR SHALL BE DEEMED TO HAVE MADE ANY VERBAL OR WRITTEN REPRESENTATIONS, WARRANTIES, PROMISES OR GUARANTEES (WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) TO BUYER WITH RESPECT TO THE PROPERTY, ANY MATTER SET FORTH, CONTAINED OR ADDRESSED IN THE DILIGENCE DOCUMENTS (INCLUDING, BUT NOT LIMITED TO, THE ACCURACY AND COMPLETENESS THEREOF) OR THE RESULTS OF THE BUYER'S DUE DILIGENCE INVESTIGATIONS.

      (d) Buyer, for itself and its agents, affiliates, successors and assigns (collectively, the "Releasing Parties"), hereby releases, acquits and forever discharges Owner, Lender and all Seller Parties and any other party related in any way to any of the foregoing from any and all Claims which Buyer or its agents, affiliates, successors and assigns has or may have in the future, arising from or relating to (i) any defects (patent or latent), errors or omissions in the design or construction of the Property whether the same are the result of negligence or otherwise, or (ii) any other conditions, including, without limitation, environmental and other physical conditions, affecting the Property whether the same are a result of negligence or otherwise, including specifically, but without limitation, any claim for indemnification or contribution arising under the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601, et. seq.) or any other federal, state or local statute, rule or ordinance relating to liability of any member of the Seller and Owner for environmental matters, whether arising based on events that occurred before, during, or after Owner's period of ownership of the Property and whether based on the theories of indemnification, contribution or otherwise. The release set forth in this Section 4.8(d) specifically includes, without limitation, any claim under any Environmental Laws or under the Americans with Disabilities Act of 1 990, as any of those laws may be amended from time to time and any regulations, orders, rules or procedures or guidelines promulgated in connection with such laws, regardless of whether they are in existence on the date of the Agreement. The release set forth in this
Section 4.8(d) shall not apply, however, to the representations, warranties and obligations of the parties under this Agreement to the extent they explicitly survive after the Closing, and to the representations, warranties and obligations of the parties under any and all documents executed and delivered in connection with the Closing. As part of the provisions of this Section 4.8(d), but not as a limitation thereon, each of the Releasing Parties hereby agrees, represents and warrants that the matters released herein are not limited to matters which are known or disclosed, and parties hereto each hereby waives any and all rights and benefits which it now has, or in the future may have conferred upon it, by virtue of the provisions of federal, state or local law, rules or regulations, including without limitation, Section 1542 of the Civil Code of the State of California, which provides as follows:

            A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

In this connection and to the extent permitted by law, each of the Releasing Parties hereby agrees, represents and warrants that such party realizes and acknowledges that factual matters now unknown to it may have given or may hereafter give rise to causes of action, claims, demands, debts, controversies, damages, costs, losses and expenses which are presently unknown, unanticipated and unsuspected, and each of the Releasing Parties further agrees, represents and warrants that the waivers and releases herein have been negotiated and agreed upon in light of that realization and that each party nevertheless hereby intends to release, discharge and acquit each of the Owner, Lender and Seller Parties from any such unknown causes of action, claims, demands, debts, controversies damages, costs, losses and expenses which might in any way be included in the waivers and matters released as set forth in this Section 4.8(d). Each of the Releasing Parties hereby acknowledges that such party has been represented by independent legal counsel of such party's election and such party is granting this release of its own volition and after consultation with its counsel. Each of the Releasing Parties specifically acknowledges that such party has carefully reviewed this Section 4.8(d) and discussed its import with legal counsel and that the provisions of this Section 4.8(d) are a material party of this Agreement.

                                                   /s/ G
                                              ----------------
                                              Buyer's Initials

      (e) The provisions of this Section 4.8 shall survive termination of the Agreement or the Closing and delivery of the Deed.

                                   Article 5

                         Representations and Warranties

      5.1 Owner. Owner represents and warrants to Buyer as of the date of this Agreement as follows:

      (a) Owner is a limited partnership duly formed, validly existing and in good standing under the laws of the State of California. Owner is duly qualified to do business and is in good standing in the State of California. Owner has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Owner has been duly and validly authorized by all necessary action on the part of Owner, and all required consents or approvals have been duly obtained. This Agreement is a legal, valid and binding obligation of Owner, enforceable against Owner in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

      (b) Owner is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended, and the Income Tax Regulations thereunder.

The representations and warranties of Owner set forth in this Section 5.1 shall survive the Closing but shall terminate upon the expiration of the Survival Period.

      5.2 Buyer. Buyer represents and warrants to Seller as of the date of this Agreement as follows:

      (a) Buyer is a corporation duly organized and validly existing and in good standing under the laws of the State of California. Buyer has full power and authority to enter into this Agreement and to perform this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary action on the part of Buyer and all required consents or approvals have been duly obtained. This Agreement is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting the rights of creditors generally.

      (b) Buyer has not dealt with any real estate broker or finder in connection with the purchase of the Property from Seller or this Agreement.

      (c) The execution, delivery and performance of the Agreement will not violate any of Buyer's organizational or governing documents or any contract, agreement, commitment, order, judgment or decree which Buyer is a party to or by which Buyer is bound.

      (d) Buyer is not acquiring the Property with the assets of an employee benefit plan as defined in Section 3 (3) of the Employee Retirement Income Security Act of 1974 ("ERISA").

The representations and warranties of Buyer set forth in this Section 5.2 shall survive the Closing but shall terminate upon the expiration of the Survival Period.

                                    Article 6

        Owner Lease and Participation Interest; Casualty and Condemnation

      6.1   Participation Interest.

      (a) Prior to the Closing Date, Buyer shall, at its sole cost and expense, obtain and deliver to Holder the Participation Letter of Credit. The Participation Letter of Credit shall secure Owner's Participation Interest in the Property, and shall be delivered to Owner concurrently with Closing.

      (b) Prior to the expiration of the Due Diligence Period, Buyer and Owner shall negotiate the Participation Agreement in good faith, and if they agree on the Participation Agreement, shall execute and deliver to Holder the Participation Agreement. If Buyer and Owner do not deliver the executed Participation Agreement to Holder before the end of the Due Diligence Period, then provided that Buyer delivers the termination notice required under Section 1.2(a) of this Agreement, this Agreement shall terminate under Section 1.2. In the event that, for any or no reason, the Closing fails to occur, the Participation Agreement shall be deemed null and void, and neither Owner nor Buyer shall have any right, title or interest in the Participation Agreement or the Property. Prior to the Closing, neither Owner nor Buyer shall market to, solicit offers from, or enter into any agreement with, any person or entity to assign, sell or hypothecate any portion of its interest in the Participation Agreement.

      6.2   Owner Lease.

      (a) Prior to the expiration of the Due Diligence Period, Buyer and Owner shall negotiate the Owner Lease in good faith, and if they agree on the Owner Lease, shall execute and deliver to Holder the Owner Lease. If Buyer and Owner do not deliver the executed Owner Lease to Holder before the end of the Due Diligence Period, then provided that Buyer delivers the termination notice required under Section 1.2(a) of this Agreement, this Agreement shall terminate under Section 1.2.

      (b) The Lease shall be subject to the Stipulation and Order and shall be contingent upon the approval of the Court in the Superior Court Action. In the event that, for any or no reason, the Closing fails to occur, the Lease shall be deemed null and void, and neither Owner nor Buyer shall have any right, title or interest in the Owner Lease or the Property. Prior to the Closing, neither Owner nor Buyer shall market to, solicit offers from, or enter into any agreement with, any person or entity to (i) assign, sell or hypothecate the Owner Lease, or (ii) sublease the premises that is the subject of the Owner Lease.

      6.3 Casualty Damage. If, before the Closing Date, the improvements on the Property are damaged by any casualty and the cost to restore such improvements, as reasonably determined by Seller, is more than four hundred thousand dollars ($400,000), Buyer shall have the right, by giving notice to the other and to Owner, within fifteen (15) days after Seller gives notice of the occurrence of such casualty to Buyer, to terminate this Agreement, in which event the Deposit, First Extension Deposit and Second Extension Deposit shall be returned to Buyer and this Agreement shall terminate. If, before the Closing Date, the improvements on the Property are damaged by any casualty and the cost to restore such improvements, as reasonably determined by Seller, is four hundred thousand dollars ($400,000) or less, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Closing Date, any insurance proceeds (or, if not theretofore received, the right to receive such proceeds) payable on account of the damage shall be transferred to Buyer. Seller shall give notice to Buyer reasonably promptly after the occurrence of any damage to the improvements on the Property by any casualty. If necessary, the Closing Date shall be postponed until Seller has given any notice to Buyer required by this Section 6.3 and the period of fifteen (15) days described in this Section 6.3 has expired.

      6.4 Eminent Domain. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of all or a material part of the Property which would render the Property unsuitable for Buyer's intended use, Buyer shall have the right, by giving notice to Seller and Owner within fifteen (15) days after Seller gives notice of the commencement of such proceedings to Buyer, to terminate this Agreement, in which event the Deposit, First Extension Deposit and Second Extension Deposit shall be returned to Buyer and this Agreement shall terminate. If, before the Closing Date, proceedings are commenced for the taking by exercise of the power of eminent domain of less than such a material part of the Property, or if Buyer has the right to terminate this Agreement pursuant to the preceding sentence but Buyer does not exercise such right, then this Agreement shall remain in full force and effect and, on the Closing Date, the condemnation award (or, if not theretofore received, the right to receive such award) payable on account of the taking shall be transferred to Buyer. Seller and Owner each shall give notice to Buyer reasonably promptly after it receives notice of the commencement of any proceedings for the taking by exercise of the power of eminent domain of all or any part of the Property. If necessary, the Closing Date shall be postponed until Seller has given any notice to Buyer required by this Section 6.4 and the period of fifteen (15) days described in this Section 6.4 has expired.

      6.5 Lender's Rights. The parties acknowledge and agree that nothing in the foregoing provisions of this Article 6 shall adversely affect Lender's rights with respect to insurance and condemnation proceeds under the Deed of Trust and other documents evidencing or securing the Loan.

                                    Article 7

                              Conditions Precedent

      7.1 Seller. The obligations of the Seller are subject to satisfaction of all of the conditions set forth in this Section 7.1. Seller may waive any or all of such conditions in whole or in part but any such waiver shall be effective only if made in writing. No such waiver shall constitute a waiver by Seller of any of its rights or remedies if Buyer defaults in the performance of any covenant or agreement to be performed by Buyer under this Agreement or if Buyer breaches any representation or warranty made by Buyer in this Agreement.

      (a) On the Closing Date, Buyer shall not be materially in default in the performance of any material covenant to be performed by Buyer under this Agreement.

      (b) On the Closing Date, all representations and warranties made by Buyer in this Agreement hereof shall be true and correct in all material respects as if made on and as of the Closing Date.

      (c) On the Closing Date, no judicial or administrative suit, action, investigation, inquiry or other proceeding by any person shall have been instituted against Seller that challenges the validity or legality of any of the transactions contemplated by this Agreement.

      7.2 Buyer. The obligations of Buyer under this Agreement are subject to satisfaction of all of the conditions set forth in this Section 7.2. Buyer may waive any or all of such conditions in whole or in part but any such waiver shall be effective only if made in writing. No such waiver shall constitute a waiver by Buyer of any of its rights or remedies if Seller defaults in the performance of any covenant or agreement to be performed by Seller under this Agreement.

      (a) On the Closing Date, Seller shall not be materially in default in the performance of any material covenant to be performed by Seller under this Agreement.

      (b) By the Closing Date, the Title Company shall be committed to issue the Title Policy effective as of the Closing Date in accordance with the Title Commitment; provided, however, that Buyer shall not have the benefit of this condition unless Buyer shall have obtained the Title Commitment prior to the expiration of the Due Diligence Period.

      (c) On the Closing Date, no judicial or administrative suit, action, investigation, inquiry or other proceeding by any person shall have been instituted against Buyer that challenges the validity or legality of any of the transactions contemplated by this Agreement.

      (d) On the Closing Date, no judicial proceeding shall be been commenced against Owner under the federal Bankruptcy Code or any state law for relief of debtors.

      (e) On the Closing Date, no moratorium, statute or regulation of any governmental agency or order or ruling of any court shall be been enacted, adopted, or issued which would materially adversely affect Buyer's use or development of the Property.

      (f) The order in connection with the Court Approval of this Agreement shall have been entered, and either: (i) all applicable appeal periods have run without any appeal contesting the Court Order being filed, or if any such appeal shall have been filed, such appeal shall have been finally determined and such order shall remain effective, or (ii) Seller, Lender, Owner, Stuhlmuller and Other Appellant Parties shall have executed a waiver of appeal rights with respect to such Court Approval, in form and content reasonably acceptable to Buyer.

      7.3 Failure of Conditions Precedent. If any of Seller's conditions precedent set forth in this Article 7 have not been satisfied or waived by the Closing Date, the Closing has not then occurred, and Seller is not then in material default hereunder, then Seller may terminate this Agreement by delivery of written notice thereof to Buyer and Holder. If any of Buyer's conditions precedent set forth in this Article 7 are not satisfied or waived by the Closing Date, the Closing has not then occurred, and Buyer is not then in material default hereunder, then Buyer may terminate this Agreement by delivery of written notice thereof to Seller and Holder. In the event the Agreement terminates in accordance with this Section 7.3 and provided that Buyer is not then in material default hereunder, the Deposit shall be returned to Buyer.

      7.4 Participation Agreement and Owner Lease. Notwithstanding the foregoing or anything in this Article 7 or this Agreement that may be construed to the contrary, neither the delivery of the Participation Letter of Credit, nor the execution and delivery by Owner and Buyer of the Participation Agreement and/or Owner Lease shall be conditions to the respective obligations of Owner and Buyer hereunder to proceed with the Closing. The failure by Buyer to deliver the Participation Letter of Credit and/or any failure by Owner and Buyer to execute and deliver the Participation Agreement and/or Owner Lease, or to otherwise consummate the transactions contemplated thereby, shall have no effect whatsoever on their respective obligations to proceed with the Closing.

                                    Article 8

                                    Closing

      8.1 Procedure. Subject to satisfaction or waiver, as the case may be, of the conditions to Closing set forth in Article 7 hereof, Seller, Owner and Buyer shall cause the following to occur at the Closing on the Closing Date:

      (a) Seller shall execute and deliver the Deed to Holder for recordation on the Closing Date in the Official Records.

      (b) Seller shall execute and deliver to Holder, to be dated as of the Closing Date (i) the Assignment of Leases, (ii) the Bill of Sale, (iii) the Assignment of Contracts, (iv) the Assignment of Permits, and (v) the FIRPTA Certificate.

      (c) Owner shall execute and deliver to Holder, the Release Agreement, to be dated as of the Closing Date.

      (d) Buyer shall execute and deliver to Holder, to be dated as of the Closing Date (i) the Assignment of Leases, and (ii) the Assignment of Contracts.

      (e) Buyer shall deposit with Holder the balance of the Purchase Price, subject to adjustments as provided elsewhere in this Agreement, by wire-transfer of immediately available United States federal funds for payment to Seller on the Closing Date.

      (f) Contingent upon delivery to Lender upon the Closing of the Release Consideration, Lender shall deposit a demand letter with Holder, which demand letter shall state that Lender shall, after the Closing, promptly cause the lien of the Deed of Trust to be reconveyed to the parties entitled thereto, without recourse to Lender and without representation or warranty.

      8.2 Possession. Subject to the Leases, Seller shall transfer possession of the Property to Buyer on the Closing Date. Seller shall, on the Closing Date, deliver to Buyer all keys to the Property, the originals of the Leases, Approved Contracts, Permits and any other plans and specifications, certificates, licenses and approvals relating to the Property in the possession of Seller, which shall become the property of Buyer on the Closing Date. On the Closing Date, Seller shall send a letter to the Tenants notifying them that the Property has been sold to Buyer and directing the Tenants to pay future rent and other charges to Buyer at the address to be furnished by Buyer. If any of the materials referred to in this Section 8.2 are located at the Property on the date of the Closing, then they shall be deemed delivered to Buyer.

      8.3 Closing Costs. Seller shall pay (i) the premium charged by the Title Company for that portion of the coverage under the Title Policy that is standard CLTA coverage, (ii) fifty percent (50%) of the escrow fee and other closing expenses charged by the Holder, (iii) all documentary transfer taxes and related costs, (iv) all of its recording and filing fees, and (v) all of its attorneys' fees and transaction costs. Buyer shall pay (a) all of its attorneys' fees, transaction costs and the costs of its architect, engineers and other professionals and consultants, (b) all of its recording and filing fees, including without limitation, the filing fees relating to recording the Deed, (c) all Title Company charges (including charges for any title endorsements) in excess of the Title Company's premium for that portion of the coverage under the Title Policy that is standard CLTA coverage, (d) the cost of obtaining the Survey Plan; and (e) fifty percent (50%) of the escrow fee and other closing expenses charged by the Holder. All other closing and escrow costs shall be apportioned between Buyer and Seller in accordance with customary escrow closing practice in San Mateo County, California for substantially comparable transactions.

      8.4 Prorations. At least three (3) days prior to the Closing, Seller shall provide to Buyer a draft proration schedule and information and verification reasonably necessary to support such prorations schedule. Buyer and Seller shall use best efforts to finalize as many items on such proration schedule as possible before the Closing. The items in subsections (a) and (b) of this Section 8.4 shall be prorated between Seller and Buyer based on the actual number of days in the applicable period, as of the end of day immediately preceding the Closing Date, with Seller being entitled to income and obligated for expenses attributable to the period prior to the Closing Date, and Buyer being entitled to the income and obligated for expenses attributable to the Closing Date and thereafter.

      (a) Seller or Buyer, as the case may be, shall receive a credit for the current installment of real estate taxes and assessments (including, without limitation, any assessments imposed by private covenant, and excluding any such taxes (or any portion thereof) paid directly by a Tenant to the taxing authority) paid and applicable to Buyer's period of ownership or applicable to Seller's period of ownership, respectively, even if such taxes and assessments are not yet due and payable.

      (b) Any rents and other income (and any applicable state or local tax on rent) actually collected by Seller under the Leases for the month in which the Closing occurs shall be pro rated as of the Closing. After the Closing, Buyer shall apply all rent and income collected by Buyer from the Tenants, unless such Tenant properly identifies the payment as being for a specific item, (i) first to Tenant's monthly rental for the month in which the Closing occurred, (ii) then to the monthly rental then due and payable for the month in which such payment was collected, (iii) then to unpaid rent accruing within sixty (60) days prior to the Closing Date, and (iv) then to unpaid rent accruing after the Closing Date, remitting to Seller, after deducting any actual out-of-pocket collection costs, any rent properly allocable to Seller's period of ownership. Buyer shall use good faith reasonable efforts to bill and attempt to collect such rent arrearages in the ordinary course of business, but shall not be obligated to engage a collection agency or take legal action to collect any rent arrearages. Any rent or other income received by Buyer after the Closing that is owed to Seller shall be held in trust and remitted to Seller promptly after receipt. The provisions of this paragraph shall survive the Closing.

      (c) Other than the items prorated in subsections (a) and (b) above, no other items of income or expense shall be prorated. In any event, there shall be no post-Closing reconciliation of any items prorated hereunder in connection with the Closing.

      8.5 Owner's Security Deposit. At the Closing, a portion of the Purchase Price equal to seven hundred seventy-four thousand dollars ($774,000) shall be delivered to Buyer and shall thereafter be held by Buyer as the Owner's security deposit under the Owner Lease.

      8.6 Participation Interest. Provided that Buyer shall have delivered the Participation Letter of Credit to Holder on or before the Closing, then Buyer shall, at the Closing, receive a credit against the Purchase Price in an amount of four million four hundred thousand dollars ($4,400,000).

      8.7 Delivery of Release Consideration. At the Closing, Buyer and Owner shall cause Holder, and Holder hereby agrees, to deliver the Release Consideration to Lender via wire-transfer of immediately available United States federal funds.

      8.8 Security Deposits. At Closing, Buyer shall receive a credit against the Purchase Price in an amount equal to all cash security deposits then actually held by Seller under the Leases to the extent such security deposits have not then been applied or used as permitted under the Leases.

      8.9 Net Sale Proceeds. In the event there are any sale proceeds that remain after the Release Consideration has been paid to Lender and after all closing costs have been paid as provided hereunder or pursuant to approved settlement statements, such remaining sale proceeds shall be disbursed to Owner.

      8.10 Letters of Credit. Seller or Owner shall, by the Closing Date, have completed and deposited with Holder the transfer forms necessary to transfer to Buyer the interest of Seller or Owner, as the case may be, as beneficiary under each letter of credit that is posted as the security deposit for any Lease. Other than completion and delivery of the transfer forms, neither Seller nor Owner shall have any obligation with respect such letters of credit.

      8.11 Post-Closing Audit by Buyer. At no cost to Seller, Lender or Owner, Owner shall, with the cooperation of Seller, provide Buyer's independent auditors access to Owner's files, documents, leases, books and records relating to the Property so as to allow Buyer's independent auditors to prepare audited financial statements of the Property as required by the Securities and Exchange Commission. In addition, Owner shall provide such independent auditors with a representation letter, in commercially reasonable form, pertaining to the such files, documentation, leases books and records. The provisions of this Section
8.8 shall survive the Closing and delivery of the Deed.

      8.12 Post-Closing Accounting by Special Master. Within five (5) Business Days after the Closing, Special Master shall file, serve and set for hearing with the Superior Court a motion to approve the Special Master's final report and accounting as provided in the Stipulation and Order. The parties shall use their reasonable efforts to obtain an expedited hearing on the motion to approve the Special Master's final report and accounting.

                                    Article 9

                                     General

      9.1 Notices. All notices and other communications under this Agreement shall be properly given only if (i) made in writing and mailed by certified mail, return receipt requested, postage prepaid, or (ii) delivered by hand (including messenger or recognized delivery, courier or air express service), or (iii) by facsimile (accompanied by same day telephonic notice) provided however, that if such communication is given via facsimile transmission, an original counterpart of such communication shall concurrently be sent in the manner specified in item (ii) above, to the party at the address set forth in this Section 9.1 or such other address as such party may designate by notice to the other party pursuant to this Section 9.1. Such notices and other communications shall be effective on the date of receipt (evidenced by the certified mail receipt) if mailed, on the date of such hand delivery if hand delivered, or on the date of facsimile confirmation (provided that the foregoing requirements in connection with such facsimile are satisfied). If any such notice or other communication is not received or cannot be delivered due to a change in the address of the receiving party of which notice was not previously given to the sending party or due to a refusal to accept by the receiving party, such notice or other communication shall be effective on the date delivery is attempted. Any notice or other communication under this Agreement may be given on behalf of a party by the attorney for such party.

      (a)   The address of Buyer is:

            Bernardo Property Advisors, Inc.
            17140 Bernardo Center Drive
            Suite 195
            San Diego, California 92127
            Attention: Mr. Alan Gold
            Facsimile number
            Telephone number

            with a copy to:

            Latham & Watkins LLP
            600 West Broadway, Suite 1800
            San Diego, California 92101
            Attention: Bruce P. Shepherd, Esq.
            Facsimile number
            Telephone number

      (b)   The address of Seller is:

            Douglas P. Wilson, Special Master
            Douglas Wilson Companies
            3633 Camino del Rio South, Suite 300
            San Diego, California 92108
            Facsimile number
            Telephone number

            with a copy to

            Kennedy, Lamishaw & Rossi, LLP
            515 South Flower Street, Suite 1010
            Los Angeles, California 90071

            Attention: Anthony J. Rossi, Esq.
            Telephone number
            Facsimile number

            with a copy to

            Credit Suisse First Boston Mortgage Capital LLC
            Eleven Madison Avenue, 10th Floor
            New York, New York 10010
            Attention: Mr. Michael Criscito
            facsimile number
            telephone number

            with a copy to:

            Credit Suisse First Boston Mortgage Capital LLC
            Eleven Madison Avenue
            Fifth Floor
            New York, New York 10010-3629
            Attention: Colleen A. Graham, Esq.
            facsimile number
            telephone number

            with a copy to

            Dewey Ballantine LLP
            333 South Grand Avenue, Suite 2600
            Los Angeles, California 90071
            Attention: Paul R. Walker, Esq.
            facsimile number
            telephone number

      (c)   The address for the Owner, Brisbane Tech and Stuhlmuller is:

            Gal-Brisbane L.P.,
            Brisbane Tech LLC, and
            Roger C. Stuhlmuller
            4055 Bohannon Drive
            Menlo Park, California 94025
            Facsimile number
            Telephone number
            with a copy to:

            Ellman, Burke, Hoffman & Johnson
            One Ecker, Suite 200
            San Francisco, California 94105
            Attention: Jim Stillman, Esq.
            Facsimile number
            Telephone number

      9.2 Attorneys' Fees. If there is any suit or other proceeding, including an arbitration proceeding, with respect to the subject matter or the enforcement of this Agreement, the prevailing party (as determined by the court, agency, arbitrator or other authority before which such suit or proceeding is commenced), in addition to such other relief as may be awarded, shall be entitled to recover reasonable attorneys' fees, expenses and costs of investigation actually incurred. The foregoing includes attorneys' fees, expenses and costs of investigation (including those incurred in appellate proceedings), costs incurred in establishing the right to indemnification, or in any action or participation in, or in connection with, any case or proceeding under Chapter 7, 11 or 13 of the Bankruptcy Code (11 United States Code Sections 101 et seq.), or any successor statutes. If such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys' fees and expenses shall be included in and as a part of such judgment. The provisions of this Section 9.2 shall survive termination of this Agreement or the Closing and delivery of the Deed.

      9.3 Commissions. Buyer, Owner and Seller each represent and warrant to the other that there are no commissions, finder's fees or brokerage fees arising out of the transactions contemplated by this Agreement other than a commission payable to Broker by Owner pursuant to a separate agreement (which commission shall be paid by Owner to Broker through Holder immediately after the Closing). Buyer shall indemnify and hold Seller, Owner and Lender harmless from and against any and all liabilities, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and court costs, in connection with claims for any such commissions, finders' fees or brokerage fees arising out of Buyer's conduct or the inaccuracy of the foregoing representation and/or warranty of Buyer. Owner shall indemnify and hold Buyer, Lender and Seller harmless from and against any and all liabilities, claims, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and court costs, in connection with claims for any such commissions, finders' fees or brokerage fees arising out of Owner's conduct or the inaccuracy of the foregoing representation and/or warranty of the Owner. Notwithstanding the foregoing, the parties hereto agree that neither the Lender, the Special Master, nor the receivership estate held by Special Master with respect to the Property, shall be liable for the payment of commissions, finder's fees or brokerage fees arising out of the transactions contemplated by this Agreement, including without limitation, the commission payable to Broker.

      9.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

      9.5 Construction. Seller, Owner, Buyer and the members of the Stuhlmuller Group acknowledge that each party and its counsel have reviewed and revised this Agreement and that the rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any document executed and delivered by either party in connection with the transactions contemplated by this Agreement. The captions in this Agreement are for convenience of reference only and shall not be used to interpret this Agreement.

      9.6 Caption. The captions in this Agreement are for convenience of reference only and shall not be used to interpret this Agreement.

      9.7 Terms Generally. The defined terms in this Agreement shall apply equally to both the singular and the plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The term "person" includes individuals, corporations, partnerships, limited liability companies, trusts, other legal entities, organizations and associations, and any government or governmental agency or authority. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." The words "approval," "consent" and "notice" shall be deemed to be preceded by the word "written."

      9.8 Further Assurances. From and after the date of this Agreement, Owner and Buyer agree to do such things, perform such acts, and make, execute, acknowledge and deliver such documents as may be reasonably necessary or proper and usual to complete the transactions contemplated by this Agreement and to carry out the purpose of this Agreement in accordance with this Agreement.

      9.9 Partial Invalidity. If any provision of this Agreement is determined by a proper court to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement and this Agreement shall remain in full force and effect without such invalid, illegal or unenforceable provision.

      9.10 Waivers. No waiver of any provision of this Agreement or any breach of this Agreement shall be effective unless such waiver is in writing and signed by the waiving party and any such waiver shall not be deemed a waiver of any other provision of this Agreement or any other or subsequent breach of this Agreement.

      9.11 Exhibits. The Exhibits attached to this Agreement are made a part of this Agreement.

      9.12 No Liability. In recognition of the fact that the Property is subject to a receivership by the Special Master, the parties hereto agree that neither the Special Master, nor the receivership estate held by Special Master with respect to the Property, shall be liable for any breach or alleged breach by Special Master of the obligations of Seller or Special Master under this Agreement or under any document delivered by Seller or Special Master in connection with the Closing or otherwise relating to this Agreement or the transactions contemplated hereby.

      9.13 No Assignment; Binding Effect. Buyer shall not assign or transfer this Agreement, or any interest in or part of this Agreement, without the prior consent of Seller. Subject to the foregoing, this Agreement shall benefit and bind Seller, Owner, Buyer and the other signatories hereto and each of their respective representatives, heirs, successors and assigns.

      9.14  Time of the Essence. Time is of the essence of this Agreement.

      9.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original, but all of which shall constitute one and the same Agreement.

      9.16 Amendment. This Agreement may not be amended or modified except by a written agreement approved in advance by Lender and signed by Seller, Owner, Buyer and the other signatories hereto.

      9.17 Third-Party Beneficiary. The parties acknowledge and agree that Lender shall, and is hereby intended to be, a third-party beneficiary of this Agreement.

      9.18 One Form of Action. Owner and Buyer acknowledge that neither this Agreement, any remedy or other action taken pursuant to this Agreement by Seller, nor the receipt by Seller or Lender of the Deposit, the First Extension Deposit and/or Second Extension Deposit (or any other payments made by Buyer or Owner hereunder), shall constitute an "action", violate the "security-first rule", or otherwise give rise to any application of California one-action or anti-deficiency rules which apply to notes secured by real property. Owner and Seller each hereby waives any rights it may have under Sections 580a, 580b, 580c, 580d, 725a, 726, 728, 729.010, 729.060 and 729.070 of the California Code
of Civil Procedure in connection with this Agreement and all payments to be made by Buyer and/or Owner hereunder.

      9.19 California Real Estate Brokers. The parties acknowledge being informed that: (i) Roger Stuhlmuller is a real estate broker licensed in the State of California under license number 00365584, and (ii) Frank L. Henry is a real estate broker licensed in the State of California under license number 00324511.

      9.20 No New Leases. If this Agreement has not then been terminated, then between the expiration of the Due Diligence Period and the Closing Date, Seller shall not enter into any new Leases for the Property unless Seller first obtains the prior written consent of Buyer (which consent shall not be unreasonably withheld). The foregoing restriction, however, shall not apply to Lease documentation that is being entered into pursuant to any Tenant rights already provided for under Leases existing as of the Effective Date.

      9.21 Entire Agreement. This Agreement constitutes the entire and integrated agreement between Seller, Owner, Buyer and the other signatories hereto relating to the purchase and sale of the Property and supersedes all prior agreements, understandings, offers and negotiations, oral or written, with respect to the sale of the Property.

                         [Signatures on following page.]

      IN WITNESS WHEREOF, Seller, Buyer, Owner, Brisbane Tech and Stuhlmuller have executed this Agreement as of the date first hereinabove written.

                                   SELLER:

                                   /s/ DOUGLAS P. WILSON
                                   ---------------------------------------------
                                   DOUGLAS P. WILSON, as Special Master
                                   under the Stipulation and Order

                                   BUYER:

                                   BERNARDO PROPERTY ADVISORS, INC.,
                                   a California corporation

                                   By:/s/ ALAN D. GOLD
                                      ------------------------------------------
                                   Name: ALAN D. GOLD
                                   Its: PRESIDENT

                                   OWNER:

                                   GAL-BRISBANE, L.P.,
                                   a California limited partnership

                                   By: Brisbane Tech LLC,
                                       a Delaware limited liability company

                                       By: Stuhlmuller Real Estate, LLC,
                                           a Delaware limited liability company

                                           By: /s/  ROGER C. STUHLMULLER
                                               ---------------------------------
                                               Roger C. Stuhlmuller,
                                               Manager

                                BRISBANE TECH:

                                BRISBANE TECH LLC,
                                a Delaware limited liability company

                                By: Stuhlmuller Real Estate, LLC,
                                    a Delaware limited liability company

                                    By: /s/ ROGER C. STUHLMULLER
                                        ----------------------------------------
                                        Roger C. Stuhlmuller, Manager

                                ROGER C, STUHLMULLERS:

                                /s/ ROGER C. STUHLMULLER
                                ------------------------------------------------
                                ROGER C. STUHLMULLER, an individual

                                WITH RESPECT TO SECTION 3,3 AND
                                OTHERWISE APPROVED BY:

                                Credit Suisse First Boston Mortgage Capital LLC, a Delaware limited liability company

                                By: /s/ SHARON M. MEADOWS
                                    --------------------------------------------
                                Name: SHARON M. MEADOWS
                                Its: VICE PRESIDENT

      Holder acknowledges receipt of the Deposit in the amount of five hundred thousand dollars ($500,000) and a copy of this Agreement executed by Seller, Buyer, Owner, Brisbane Tech and Stuhlmuller.

Dated:_____________ , 2004                      CHICAGO TITLE COMPANY

                                                BY: ____________________________
                                                Name:  _________________________
                                                Its:  __________________________

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